Exhibit 77-M

MERGERS

(1) The Board of Directors of the Registrant, on behalf of the Fund (on November 2, 2000), and the Board of Directors of Pilgrim Advisory Funds, Inc., on behalf of Pilgrim LargeCap Leaders Fund (on November 2, 2000), and Shareholders of the Pilgrim LargeCap Leaders Fund (on March 15, 2001), approved an Agreement and Plan of Reorganization under which the Fund acquired all of the assets and liabilities of Pilgrim LargeCap Leaders Fund in exchange for Classes A, B, C, M and Q shares, as applicable, of the Fund (the "Reorganization"). The Reorganization concluded on March 23, 2001.

(2) The Board of Directors of the Registrant, on behalf of the Fund (on November 2, 2000), and the Board of Directors of Pilgrim Advisory Funds, Inc., on behalf of Pilgrim MidCap Value Fund (on November 2, 2000), and Shareholders of the Pilgrim MidCap Value Fund (on February 23, 2001), approved an Agreement and Plan of Reorganization under which the Fund acquired all of the assets and liabilities of Pilgrim MidCap Value Fund in exchange for Classes A, B, C, M and Q shares, as applicable, of the Fund (the "Reorganization"). The Reorganization concluded on February 23, 2001.